UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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[ ]	Soliciting Material Pursuant to §240.14a-12

Harvard Bioscience, Inc.
(Name of Registrant as Specified In Its Charter)

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HARVARD BIOSCIENCE, INC.
SUPPLEMENT TO PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

This supplement to proxy statement is to provide you an update regarding Harvard Bioscience, Inc.’s annual stockholders’ meeting to be held on Thursday, May 28, 2015, at 11:00 a.m. EDT at the offices of Burns & Levinson LLP, 125 Summer Street, Boston, Massachusetts 02110 (the “Annual Meeting”).

On April 28, 2015, Robert Dishman retired and resigned as a member of the Board of Directors (the “Board”) of Harvard Bioscience, Inc. (the “Company”) and the Board appointed James Green to the Board as a Class I director of the Company to fill the newly created vacancy caused by Dr. Dishman’s retirement. Mr. Green will serve until the Company's 2016 annual meeting of stockholders or until his successor is duly elected and qualified, or until his resignation or removal.

As Mr. Dishman was not up for re-election at the Annual Meeting, this supplementary proxy material does not change the proposals to be acted upon at the Company’s Annual Meeting, which are described in the Company’s Proxy Statement dated April 10, 2015 and furnished to holders of the Company’s common stock in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting, or any adjournment or postponement thereof (the “Proxy Statement”).

The information set forth herein supplements the Company’s Proxy Statement.  If you have already voted online, by telephone, or by mail, you do not need to take any action unless you wish to change your vote. Any record holder as of the record date pertaining to the Annual Meeting may revoke a previously provided proxy at any time by: (i) executing and delivering a later-dated proxy to the corporate secretary at Harvard Bioscience, Inc., 84 October Hill Road, Holliston, Massachusetts 01746-1371; (ii) delivering a written revocation to the corporate secretary at the address above before the meeting; or (iii) voting in person at the Annual Meeting.